EXHIBIT 99.1

Broadridge Completes Acquisition of RPM Technologies,
a Leading Provider of Canadian Wealth Management Technology
Acquisition Enhances Broadridge's Wealth Management Capabilities and Footprint

NEW YORK, N.Y. – June 10, 2019  – Broadridge Financial Solutions, Inc. (NYSE:BR), a global Fintech leader and part of the S&P 500® Index, has completed its previously announced acquisition of RPM Technologies, a leading Canadian provider of enterprise wealth management software solutions and services. The acquisition brings important new capabilities and next-generation technology to clients of both RPM and Broadridge.

RPM's state-of-the-art technology platforms support over 15 million customer accounts and build on Broadridge's strong Canadian wealth management business, providing a solution set for the retail banking sector and adding enhanced mutual fund and deposit manufacturing capabilities. RPM has proven capabilities in the Mutual Fund Dealers Association of Canada marketplace with a suite of services and solutions and a successful track record of winning and on-boarding new clients.

About Broadridge

Broadridge Financial Solutions, Inc. (NYSE: BR) a $4 billion global Fintech leader and a part of the S&P 500® Index, is a leading provider of investor communications and technology-driven solutions to banks, broker-dealers, asset managers and corporate issuers globally. Broadridge's investor communications, securities processing and managed services solutions help clients reduce their capital investments in operations infrastructure, allowing them to increase their focus on core business activities. With over 50 years of experience, Broadridge's infrastructure underpins proxy voting services for over 50 percent of public companies and mutual funds globally, and processes on average more than US $5 trillion in fixed income and equity trades per day. Broadridge employs over 10,000 full-time associates in 18 countries.

For more information about Broadridge, please visit www.broadridge.com.

Investors:

W. Edings Thibault
 Head of Investor Relations
Broadridge Financial Solutions
+1 516-472-5129
edings.thibault@broadridge.com

Media:

Tina Wadhwa
Broadridge Financial Solutions
+1 212-973-6164
tina.wadhwa@broadridge.com